COMPANY CONTACTS

Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPANY PROVIDES UPDATE AND ANNOUNCES STEPS TO MITIGATE COVID-19 IMPACT
Withdraws 2020 Guidance; Suspends Common Dividend
BETHESDA, Maryland, Wednesday, March 18, 2020 - DiamondRock Hospitality Company (the “Company”) (NYSE: DRH), a lodging-focused real estate investment trust that owns a portfolio of 31 premium hotels in the United States, provided an update today on the impact of COVID-19 on its operations and announced the proactive steps management is taking to mitigate the financial impact.
The Company is withdrawing the guidance it issued on February 20, 2020, due to the uncertainty surrounding the impact of the COVID-19 pandemic. As of March 14, 2020, the Company’s total revenues have been negatively impacted by approximately $23 million of cancelled group business, excluding potential cancellation fees. Other highlights:

•	Nearly 85% of the group cancellations are concentrated in March (55%) and April (30%).

•	At this time, less than 3% of the group business cancellations extend beyond June 2020.

•	Cancellation fees are expected to mitigate a portion of the expected losses.

•	Geographically, nearly 41% of the group business cancellations are in Boston, 8.5% are in Chicago, 8.0% are in Fort Worth and less than 3% are in New York.
Mark W. Brugger, President and Chief Executive Officer of the Company stated, “DiamondRock’s hotels have seen a material uptick in group business and transient cancellations as a result of corporate and government travel restrictions. Our top priority is assisting public health efforts to slow the spread of COVID-19. We are working with our operators to ensure that we do all we can to protect our customers and employees of our hotels.”
In order to mitigate the financial impact of the slowdown in travel activity, DiamondRock is taking aggressive action at both the property and corporate level.

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To ensure DiamondRock has significant funds to meet its ongoing obligations, the Company has drawn the remaining $360 million on its $400 million credit facility. The Company currently holds unrestricted cash of approximately $380 million.

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The Board of Directors has approved a suspension of the quarterly dividend commencing with the first quarter dividend that would have been paid in April 2020. DiamondRock intends to pay a fourth quarter 2020 dividend sufficient to cover 100% of its taxable income for the year ending December 31, 2020. Depending upon the ultimate distribution requirement, the suspension of the dividend could preserve up to $100 million of capital.

In coordination with its hotel operators, the Company has developed actions plans to significantly reduce costs at each of its hotels:

•	The Company has suspended operations at hotel restaurants and outlets where demand is insufficient or local prohibitions do not permit social gatherings.

•	The Company is proactively “right-sizing” hotels to current demand levels in order to aggressively reduce costs and maximize efficiency.

•	The Company has cancelled or deferred the vast majority of its capital expenditures.

Mark W. Brugger concluded, “It is our hope that our communities can take the difficult steps necessary to quickly and dramatically slow the spread of COVID-19. If our communities respond appropriately, the downturn in travel, while severe, should be comparatively short. While the U.S. travel industry is facing great uncertainty, we believe DiamondRock has the ability to withstand the current slowdown because of its strong balance sheet and liquidity position. We are taking all appropriate steps to preserve capital until we have visibility on the depth and duration of the pause in demand improves. Accordingly, we have drawn our credit facility and now have approximately $380 million of cash on our balance sheet. In addition, the Board believes the most conservative action is to suspend the quarterly dividend and to pay a dividend, if needed, at the end of the year equivalent to 100% of our taxable income. I have challenged our team to maximize our financial flexibility. New procedures are being instituted to reduce risk and protect the safety of our guests and team members. We are working closely with our operators to identify fresh approaches to reduce operating costs.”
About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made, including statements related to the anticipated dividend payments. These risks include, but are not limited to: national and local economic and business conditions, including the impact of COVID-19 on occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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